Exhibit 10.2

Quest Diagnostics Incorporated
Form of Buy-Out Restricted Stock Unit Award Agreement

This Buy-Out Restricted Stock Award Agreement (the “Agreement”) dated as of _____________, 2012 (the “Grant Date”) between Quest Diagnostics Incorporated, 3 Giralda Farms, Madison, NJ 07940 (the “Company”) and the employee to whom the award described herein is made (the “Employee”) is subject in all respects to the Company’s Amended and Restated Employee Long-Term Incentive Plan (the “Plan”).  All references to “Shares” means shares of the Company’s Common Stock.

This Agreement and the awards described herein are effective as of the grant date but shall be canceled if the Employee fails to complete, not later than thirty (30) days after such awards are communicated electronically to the Employee, all the steps to accept the RSUs (as hereinafter defined) electronically at the Morgan Stanley Smith Barney Benefit Access website (www.benefitaccess.com) (the “Site”), including without limitation acknowledging that the Employee has read all of the documentation provided at the Site and affixing the Employee’s electronic signature, so that the status indicator at the Site reflects “Accepted” for the RSUs.

If the status indicator at the Site for the RSUs does not reflect “Accepted” by Midnight on the thirtieth (30th) day after the awards described herein are communicated electronically to the Employee, this Agreement, and the awards described herein, shall be cancelled.

AWARD COVERED BY THIS AGREEMENT

SECTION 1.     Restricted Share Units.  The Company hereby awards 20,000 restricted share units (each, an “RSU”) to the Employee under the Plan.  Each RSU corresponds to one Share and constitutes a contingent and unsecured promise of the Company to pay the Employee one Share on the vesting date for the RSU, subject to the terms and conditions set forth in the Plan and this Agreement.  The RSUs shall vest and convert to Shares on the terms set forth in Section 2.  For purposes of this Agreement, an “RSU Share” means a Share delivered upon conversion of an RSU.

1 Note to draft: Conform agreement for physical signatures if this award will not be granted via BenefitAccess.Com.

SECTION 2.     Vesting of RSUs.

(a)          General Vesting Requirements.  Except as otherwise provided in this Agreement, the RSUs shall vest on the vesting dates set forth below (the “RSU Vesting Dates”), provided that the Employee remains in continuous employment with the Company through the applicable RSU Vesting Date.

RSU Vesting Dates	Vesting Percent	Cumulative
April 15, 2013	50%	50%
April 15, 2014	50%	100%

Except as otherwise set forth in this Agreement, RSUs will convert to Shares as soon as practicable, and in all cases within fourteen (14) days, after the date on which the RSUs vest (whether vesting occurs on a RSU Vesting Date or as provided in Sections 2(b) through 2(g)) and such Shares, net of required tax withholding as described in Section 9 below, shall be transferred into the Employee’s account at the Company’s dedicated broker.

(b)          Termination of Employment Generally.  If the Employee’s employment is terminated (other than for one of the reasons set forth elsewhere in this Section 2) three months or more after the Grant Date but prior to April 15, 2014, the Employee will vest as of the Termination Date in a number of RSUs determined by multiplying the number of RSUs that are scheduled to vest on the next RSU Vesting Date by a fraction, (i) the numerator of which is the number of whole months from the Grant Date or, if the Termination Date occurs more than one year after the Grant Date, the most recent anniversary of the Grant Date, to the Termination Date and (ii) the denominator of which is 12; and any unvested RSUs will be canceled.  No RSUs shall vest under this Section 2(b) if the Employee’s termination of employment occurs less than three months after the Grant Date, except as provided below.

(c)          Leave of Absence.  Notwithstanding anything to the contrary contained herein, if the Employee is on a bona fide leave of absence approved by the Company for medical, personal, educational and/or other permissible purposes pursuant to policies of the Company as in effect from time to time, for a consecutive six-month period, such Employee will be deemed to have terminated employment for purposes of this Section 2 (including under Section 2(b)) on the first day following the six-month anniversary of the commencement of such leave of absence, provided, however, that the Employee will not be considered to have terminated employment for so long as the Employee retains a right to reemployment with the Company under an applicable statute or by contract.  Upon termination of the Employee’s employment after six months of bona fide leave of absence as provided in the preceding sentence (or upon later lapse or termination of the Employee’s statutory or contractual right to reemployment with the Company), the Employee shall immediately vest in a number of RSUs as provided in Section 2(b).  Any RSUs that remain unvested will be canceled; provided, however, that if the Employee’s employment is terminated pursuant to this Section 2(c) six months following the commencement of a medical or disability leave, any RSUs that have not vested in accordance with the applicable provisions of this Section 2 shall not be canceled until the date that is eighteen (18) months after the Termination Date; and provided, further, that if the Employee delivers to the Company evidence satisfactory to the Company that the Social Security Administration has determined that the Employee is disabled in accordance with the timing requirements set forth in Section 2(e), the provisions of such Section 2(e) shall apply.  For purposes of this Section 2(c), an Employee’s leave of absence shall be considered “bona fide” only if there is a reasonable expectation that the Employee will return to perform services for the employer.

(d)          Death.  If the Employee shall die while employed, on the date of the Employee’s death, all RSUs shall vest.

(e)          Disability.  In the event that the Employee’s employment has terminated pursuant to Section 2(c) at the end of a medical or disability leave, if the Employee delivers evidence satisfactory to the Company that the Social Security Administration has determined that the Employee is disabled (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), both (i) on or before the date that is eighteen (18) months after the Termination Date, and (ii) no later than the date that is six (6) months after the date on which the Social Security Administration has made its determination (the “Disability Determination Date”), all RSUs shall vest as of the date that is six (6) months following the Disability Determination Date.

(f)          Change in Control.  The following shall apply upon the occurrence of a Change in Control, provided the Employee was employed by the Company on the effective date of the Change in Control:

(i)     All RSUs will vest immediately upon the Change in Control, but conversion of RSUs to Shares will be determined pursuant to clauses (ii) and (iii) below.

(ii)     If the Change in Control constitutes a “change in the ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as such terms are used in Treas. Reg. §1.409A-3(i)(5), then all RSUs shall convert to Shares as soon as practicable, and in all cases within fourteen (14) days after, the effective date of the Change in Control.

(iii)     In the case of any Change in Control not described in clause (ii) above, RSUs shall convert to Shares at the time(s) they would have converted pursuant to the applicable provisions of this Section 2 in the absence of the Change in Control, provided, however, that in the event the Employee’s employment with the Company terminates for any reason following the Change in Control, all RSUs shall convert to shares as soon as practicable, and in all cases within fourteen (14) days, following the Termination Date.

For purposes of this Agreement, the term “Change in Control” shall mean and shall be deemed to occur if and when:

(x)     Any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

(y)     The individuals who, as of the Grant Date, constituted the Company’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual (other than any individual whose initial assumption of office is in connection with an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934)) becoming a director subsequent to the Grant Date, whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual was a member of the Incumbent Board; or

(z)     The Company consummates any of the following transactions that are required to be approved by shareholders:  (a) a transaction in which the Company ceases to be an independent publicly owned corporation, or (b) the sale or other disposition of all or substantially all of the Company’s assets, or (c) a plan of partial or complete liquidation of the Company.

(g)         Involuntary Termination with Severance or Divestiture.  If prior to April 15, 2014, the Employee’s employment is terminated by the Company as a result of a separation which would entitle the Employee to severance benefits under the Employee’s employment agreement with the Company (and thereby under the Company Executive Officer Severance Plan), all RSUs will immediately vest.

(h)         Separation from Service.  For purposes of this Section 2, Employee will be considered to have experienced a “termination of employment” only if the Employee has experienced a “separation from service” with the Company for purposes of Section 409A of the Code determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto.  For purposes of this definition, the Company is considered to include any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company and any trade or business that is under common control with the Company (within the meaning of Section 414(c) of the Code), determined in each case by substituting “at least 20%” for “at least 50%” as permitted by Treasury Regulation §1.409A-1(h)(3) for purposes of such determinations.  (By way of illustration, an Employee’s transfer to a joint venture or other entity in which the Company has a 40% interest generally would not constitute a “termination of employment” for purposes of this Section 2, while transfer to a joint venture or other entity in which the Company has only a 19% interest would constitute a termination of employment.)

(i)         Specified Employees.  Notwithstanding any other terms of this Agreement, if the Company considers the Employee to be one of its “specified employees” as defined in Section 409A of the Code at the time of the Employee’s termination of employment, the conversion of any of the Employee’s RSUs that otherwise would convert upon the Employee’s termination of employment will be delayed for six months after such termination of employment, and such RSUs will convert to Shares on the first business day following the date that is six months after the Employee’s termination of employment; provided, however, that in the event of the Employee’s death, the RSUs will convert to Shares pursuant to Section 2(d).

TERMS AND CONDITIONS APPLICABLE TO AWARD

SECTION 3.     Cancellation.  Notwithstanding anything to the contrary contained herein, this Agreement shall expire and be canceled, the Employee will not vest in any RSUs and all RSUs (whether or not vested) shall be canceled if:

(i)     the Employee shall cause the Company to suffer financial harm or damage to its reputation (either before or after termination of employment) through (x) dishonesty, (y) violation of law in the course of the Employee’s employment or violation of the Company’s Corporate Compliance Manual and compliance bulletins or other written policies or (z) material deviation from the duties owed the Company by the Employee; or

(ii)     the Employee is subject to the Executive Share Ownership Policy, as such policy may be amended from time to time (the “Ownership Policy”), and the Employee makes any false attestation under the Ownership Policy; or

(iii)    the Employee violates the terms of any confidentiality, non-solicit or non-compete obligations or any other restrictive covenant set forth in any agreement between the Employee and the Company, or otherwise pursuant to any written policy of the Company (in any such case, a “Restrictive Covenant”).

The Company may require the Employee to provide a written certification or other evidence, from time to time in the Company’s sole discretion, to confirm that no cancellation event identified in clauses (i), (ii) or (iii) above has occurred, including upon or following a termination of employment for any reason and/or during a specified period of time prior to the scheduled delivery of any RSU Shares.  If the Employee fails to provide any required certification or other evidence by the specified deadline, the Company shall have the right to cancel the Employee’s award and/or, as discussed in the next paragraph, to cause the delivery of any RSU Shares under this Agreement to be rescinded (and if the Employee has previously sold the Shares issued pursuant to this Agreement, the Employee would be required to pay back to the Company the pre-tax proceeds received from the sale of such Shares).

The Employee understands that the cancellation of any awards or rights under this Agreement is only one element of the damages potentially sustained by the Company for any action described in this Section 3 or a violation of any Restrictive Covenant.  Such cancellation shall be in addition to any equitable and legal rights the Company has or may have and shall not constitute a release of any claim that the Company may have for damages, past, present, or future.  In addition, a breach by the Employee of any provisions of any Restrictive Covenant that occurs after any delivery of Shares pursuant to this Agreement (including any breach occurring after termination of employment) shall cause the delivery of any RSU Shares under this Agreement to be rescinded (and if the Employee has previously sold the Shares issued pursuant to this Agreement, the Employee would be required to pay back to the Company the pre-tax proceeds received from the sale of such Shares).  For purposes of this Section 3, the term “Company” shall mean the Company, its affiliates, divisions and subsidiaries, or any other entity in which the Company, directly or indirectly, controls or has an ownership or equity interest equal to or greater than 25.0% of the combined voting power of the entity’s then outstanding securities, and their respective successors and assigns.

SECTION 4.     Executive Share Ownership Policy.

(a)          Employees Subject to Ownership Policy.  The Employee is subject to the Ownership Policy.  In consideration of the grant of the awards under this Agreement, the Employee agrees that the RSUs and all RSU Shares shall be subject to cancellation pursuant to Section 3(ii) of this Agreement and all Options, Option Shares, RSUs, RSU Shares, Performance Shares and shares of restricted stock granted to the Employee by the Company prior to the date hereof (the “Prior Awards”) shall be subject to cancellation pursuant to Section 3(ii) of this Agreement (for false attestation under the Ownership Policy), the Shares obtained on exercise of such Prior Awards after the date hereof shall be subject to the Ownership Policy pursuant to Section 4(b) of this Agreement and the terms of Sections 3 and 4(b) hereof are made a part of the terms of each of the Prior Awards.

(b)          Shares Subject to Ownership Policy.  Any Shares issued under this Agreement or pursuant to any Prior Award (in each case net of tax withholdings) are subject to such policy.  The Employee hereby acknowledges and agrees that the investment risk associated with the retention of any Shares, whether pursuant to the Ownership Policy or otherwise, is the sole responsibility of the Employee and the Employee hereby holds the Company harmless against any claim of loss related to the retention of the Shares.

SECTION 5.     Non-Transferability; Voting Rights and Dividends.

(a)          Non-Transferability.  The awards and rights under this Agreement shall not be transferable other than by will or the laws of descent and distribution.

(b)          Voting and Dividend Rights.  The Employee will not have any voting, dividend or other rights as a stockholder with respect to any RSUs or RSU Shares prior to the date on which he is recorded as the holder of such RSU Shares on the records of the Company; provided, however that until RSUs convert to Shares, if the Company declares and pays a regular or ordinary dividend on its Common Stock, the Employee will be paid a dividend equivalent for vested and unvested RSUs, but no dividend equivalents will be paid on any RSUs that are canceled.  The Employee understands that Shares will not be issued to the Employee in respect of RSUs until after (and to the extent that) RSUs convert to Shares, it being understood that such issuance shall occur in any event on or prior to the March 15 of the taxable year following the taxable year in which such RSUs vest hereunder.  The Employee further understands that all deliveries of Shares under this Agreement shall be net of required tax withholding as described in Section 9 below.  Until Shares have been delivered to or on behalf of the Employee in respect of any RSUs, the Employee shall have only the rights of a general unsecured creditor.

(c)         Assignment.  Until Shares are transferred to the Employee’s account at the Company’s dedicated broker or the Employee otherwise receives physical possession of any such Shares, the Employee shall have no right to sell, assign, transfer, pledge or otherwise encumber Shares in any manner.  Any purported attempt to sell, assign, transfer, pledge or otherwise encumber any award under this Agreement will be void and shall result in the cancellation of such award.  Unless otherwise provided at the time of such transfer or delivery to the Employee of any  Shares issued in respect of vested RSUs, upon such transfer or delivery to the Employee the Shares will not be subject to any restrictions on transfer other than those that may arise under the securities laws or the Company’s policies, but the Shares shall remain subject to cancellation as provided in Section 3.

SECTION 6.     Consideration.  In consideration for the awards under this Agreement, the Employee hereby agrees to be bound by all Restrictive Covenants applicable to the Employee.

SECTION 7.     Clawback.  All awards hereunder to an executive officer shall be subject to cancellation and recoupment by the Company, and shall be repaid by the Employee to the Company, to the extent required by law, regulation or listing requirement, or by any Company policy adopted pursuant thereto.

SECTION 8.     The Plan.  The Plan is incorporated herein by reference.  The Employee acknowledges that he/she has read the terms of the Plan and that those terms shall govern in the event of any conflict with the terms of this Agreement.

SECTION 9.     Taxes.  The transfer of Shares upon conversion of any vested RSUs under this Agreement will result in the Employee’s recognition of income for U.S. federal income tax purposes and shall be subject to tax and tax withholdings as appropriate.  On the delivery of Shares upon conversion of any RSUs, the Company will reduce the number of Shares to be delivered to the Employee by the amount of the taxes due (with the Shares valued at the mean between its high and low prices on the New York Stock Exchange Composite list (or such other stock exchange as shall be the principal public trading market for the Shares) on the date that the Shares are valued for purposes of reporting compensation for Federal income tax purposes).  The Company shall have the authority to make arrangements for payment of the Employee’s share of any employment/payroll taxes (including Federal Insurance Contributions Act taxes), whether imposition of such taxes occurs upon conversion of RSUs or at some other time.  In particular, the Employee authorizes the Company to withhold such taxes from any payroll or other payment or compensation owed to the Employee, subject to the limitations imposed under Section 409A of the Code.

SECTION 10.     Consent Requirement.  If the Company shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Shares or other rights hereunder, or the taking of any other action hereunder (a “Plan Action”), then no such Plan Action shall be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Company.  The term “consent” as used herein with respect to any action referred to in this Section 10 means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the Employee with respect to the disposition of Shares, or with respect to any other matter, which the Company shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, and (iv) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Company.  Nothing herein shall require the Company to list, register or qualify the Shares on any securities exchange.

SECTION 11.     Invalidity and Enforcement.  If any provision of this Agreement is deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or to modify, as set forth in this Section, the offending provision or provisions and to alter the bounds of this Agreement in order to render it valid and enforceable.  The Company and the Employee specifically request that any court having jurisdiction over any dispute relating to this Agreement modify, if possible, any offending provision so that such provision will be enforceable to the maximum extent permitted by law.

SECTION 12.     No Entitlements.  This Agreement is not an employment agreement, and nothing in this Agreement or the Plan shall alter an Employee’s status as an “at-will” employee of the Company subject to the rights (if any) that the Employee may have under any employment agreement existing between the Company (or any subsidiary) and the Employee.

SECTION 13.     Enforcement by Successors and Assigns.  The Company and any of its successors or assignees may enforce the Company’s rights under this Agreement.

SECTION 14.     Entire Agreement.  Other than with respect to any existing nonsolicitation, non-competition, nonuse, and non-disclosure obligations of the Employee, this Agreement constitutes the entire agreement between the Company and the Employee regarding the RSUs.  No modification of this Agreement will have any force or effect unless such modification is in writing, signed by the Chief Executive Officer (or Vice President, Human Resources) of the Company and the Employee, and expressly indicates an intent to modify this Agreement.

SECTION 15.     Interpretation.  Any dispute, disagreement or matter of interpretation which shall arise under the Agreement shall be finally determined by the Compensation Committee in its absolute discretion.

SECTION 16.     Governing Law.  This Agreement and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the state of New York applicable to contracts made and to be performed entirely within such state (without reference to its principles of conflicts of law).  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in state or federal court in New York City.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 17.     Section 409A.  It is the intention and understanding of the parties that the provisions of this Agreement comply with the requirements of Section 409A of the Code.  This Agreement shall be interpreted and administered to give effect to such intention and understanding and to avoid the imposition on the Employee of any tax, interest or penalty under Section 409A of the Code in respect of the RSUs.  Notwithstanding any other provision of this Agreement, the Employee’s consent shall not be required for any amendment to this Agreement which, in the reasonable, good faith judgment of the Company, is necessary or appropriate to avoid the imposition on the Employee of any tax, interest or penalty under Section 409A of the Code.

SECTION 18.     Acknowledgements.  By accepting this Equity Award Agreement, the Employee agrees that he/she has received and reviewed a copy of:

(a)          the Prospectus (link to Prospectus:
http://questnet1.qdx.com/Business_Groups/Legal/policies/stock_option/stock_option.htm) relating to the Company’s Employee Equity Participation Program and;

(b)          the Quest Diagnostics Incorporated 2011 Annual Report on Form 10-K (link to 2011 Annual Report: http://www.sec.gov/Archives/edgar/data/1022079/000093041312000949/0000930413-12-000949-index.htm)

(c)          the Company’s Policy for Purchasing and Selling Securities (the “Policy”) (link to Trading Policy:  http://questnet1.qdx.com/Business_Groups/Legal/policies/policies.htm).  The Employee further agrees to fully comply with the terms of the Policy; and

(d)         the Eligibility Policy.